Exhibit 99.1

PainCare Acquires Dynamic Rehabilitation Centers, One Of The Largest MedX Rehab Practices In The World

Having Administered Over 500,000 Back and Neck Pain Patient Visits Since 1992, Dynamic Rehab to Contribute $6 Million in Yearly Revenue And $1.8 Million in Annual Operating Income to PainCare

ORLANDO, Fla., June 3 /PRNewswire-FirstCall/ — PainCare Holdings, Inc. (Amex: PRZ) today announced it has completed a merger with Dynamic Rehabilitation Centers, Inc. (Dynamic Rehab) and will provide ongoing management and administrative services. Dynamic Rehab is Michigan’s most comprehensive and successful spinal rehabilitation practice specializing solely in the treatment of sub-acute and chronic back and neck pain. Dynamic Rehab is one of the largest physician-based, MedX rehabilitation facilities in the world. The total purchase price to be paid to the shareholders of Dynamic Rehab is $9,000,000, subject to certain yet undetermined post-closing adjustments, if any, and the satisfaction of certain earnings goals. $4,500,000 was paid at closing (50% in cash and 50% in PainCare common stock priced at market) with the remaining one-half of the merger consideration ($4,500,000) payable pro- rata at the end of each of the three years immediately following the closing conditioned upon PainCare realizing certain income goals. PainCare will fund the cash portion of the initial purchase price from the proceeds of the recently completed $5,000,000 follow-on financing by Laurus Master Fund, Ltd.

Dynamic Rehab uses a multi-disciplinary approach and is staffed with board certified medical physicians, physical therapists, neuromuscular therapists and exercise physiologists, all devoted exclusively to the treatment of back and neck problems. Operating four Michigan facilities in Troy, Redford, Waterford and Clinton Township and led by Company President Jeff Wayne, Dynamic Rehab administers approximately 50,000 back and neck pain patient visits annually and has administered over 500,000 patient visits since being founded in 1992. Additionally, over 500 Detroit area physicians have utilized Dynamic Rehab for their back and neck pain patients.

Commenting on the acquisition, Wayne stated, “Since first meeting the principals of PainCare, we knew they shared our vision of changing the way back and neck pain is treated. PainCare’s proven, cost-effective model is exciting because it utilizes the most researched, peer-reviewed and successful treatment programs in an industry where costs and ineffective treatments are clearly out of control. We are delighted to be partnering with PainCare and look forward to contributing to the Company’s financial performance, reputation for excellence and world class team of pain physicians and specialists.” Randy Lubinsky, PainCare’s CEO, added, “To date, Dynamic Rehab is the largest acquisition we have undertaken and represents a significant addition to our growing national network of high-tech pain relief specialists. Considering that PainCare can credit a great deal of its success to its proprietary MedX-Direct program, it seems fortuitous we now have one of the world’s largest MedX users and perhaps the most ardent advocates of MedX medical/rehabilitation equipment on board with PainCare. We look forward to working with Jeff and his experienced team to continue expanding Dynamic Rehab’s operations in Michigan with the addition of new centers. Moreover, Dynamic Rehab’s success operating physician-based rehabilitation centers is a model we hope to duplicate in other key markets.”

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare specializes in the cost- effective delivery of high-tech pain relief through Minimally Invasive Surgery, Pain Management technologies and Orthopedic Rehabilitation. The Company has established and is aggressively expanding a highly specialized network of orthopedic rehabilitation, spine surgery and pain management centers across North America to serve the pain care market. PainCare has built a professional healthcare organization comprised of many internationally renowned pain management physicians, neuro- and orthopedic surgeons, and physiatrists with centers located in Florida, Colorado, North Dakota, Texas, Louisiana, Michigan, Missouri and Canada.

PainCare also offers turnkey, on-site, rehab and electro diagnostic programs directly to independent physician practices, group practices and medical institutions under a revenue-sharing arrangement. MedX-Direct provides the most advanced testing, strengthening and rehabilitation utilizing state-of-the-art MedX equipment installed on-site at each physician practice. EDX-Direct program physicians are supplied with all equipment, technical training and support necessary to introduce electro diagnostic medicine studies into their respective practice offerings.

For more information on PainCare, please visit the Company web site at www.paincareholdings.com.

This press release may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated including the following: insufficient capital to expand business; market acceptance of new products and services; management’s ability to effectively launch new products in a timely and cost efficient manner; governmental regulation and legal uncertainties; ability to manage growth and to respond to rapid technological change; competitive pressures; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired, may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; general economic or business conditions; and any changes in the securities market. For a detailed description of these and other cautionary factors that may affect PainCare’s future results, please refer to PainCare’s filings with the Securities Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent filings filed with the Securities Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT Stephanie Noiseux, Elite Financial Communications Group, LLC 407-585-1080 or via email at steph@efcg.net

SOURCE PainCare Holdings, Inc.

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